Crowe Horwath LLP Independent Member Crowe Horwath International May 17, 2017 Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N. E. Washington, D.C. 20549 Ladies and Gentlemen: We have read the comments made regarding us in Item 4.01 of Form 8-K of IEC Electronics Corp. dated May 17, 2017, as contained in the first, second, third and fourth paragraphs of Item 4.01, and are in agreement with those statements. Crowe Horwath LLP New York, NY cc: Mr. Charlie Hadeed Audit Committee Chairman IEC Electronics Corp.